Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Investor Relations

Phone: (732) 786-8044

Email: admin@medifirstsolutions.com

Website: www.medifirstsolutions.com

MEDIFIRST SOLUTIONS TO UPDATE SHAREHOLDERS

Freehold, NJ – May 14, 2018 – MEDIFIRST SOLUTIONS, INC. (OTC: MFST) (the “Company” or “Medifirst”), a provider of innovative laser technology with its FDA 510(k) cleared Infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device, is pleased to announce a shareholder update.

Medifirst is pleased to announce that it launched a new division which will provide a unique niche billing and medical consulting service to independent pharmacies who are struggling to maintain profitability. Our services of pharmacy consulting and revenue stream management, utilizing over 60 years of combined specialty pharmacy and infusion therapy experience, seek to increase profits for these pharmacies. Our contracting services will include: sales, patient care, operations, and navigation of the complex landscape of major medical insurance billing. The division will provide key services to undervalued clients by securing reimbursement of overlooked revenue within the ever-expanding market of the specialty pharmacy market in today's healthcare system. The Company plans to make a formal announcement provide more details in the upcoming days.

Medifirst is pleased to announce that its Medical Director, Dr. Ronald Rubin, has been selected to present his Time Machine Laser Clinical Study at the premiere annual conference for Therapeutic Light Therapy practitioners in North America (Mexico, USA and Canada). Commented Medifirst President Bruce J. Schoengood, “This is a great honor and opportunity for Medifirst to present its technology directly to some of the most esteemed medical professionals in the medical profession as well as to the medical community.” The Company plans to make a formal announcement and provide more details in the upcoming days.

About Medifirst Solutions, Inc.

Medifirst Solutions, Inc., in response to its Premarket Notification 510(k) submission for “The Time Machine” Series Laser, received clearance from the U.S. Food and Drug Administration (“FDA”) to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions.  The hand-held laser device, with pin-point accuracy, often gives patients immediate results with no redness, swelling or down-time. This unique laser device offers medical professionals an affordable and effective tool to enhance their treatment protocols for their patients and provide new revenue streams for their practice. The laser division will be operated out of Medifirst’s wholly owned subsidiary, Medical Lasers Manufacturer. Visit www.medifirstsolutions.com for more information. Follow on Twitter @Medi_First and for Facebook visit Medifirst Solutions.

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Forward-Looking Statements:

The statements in this press release that relate to the company’s expectations about the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control.  Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.  We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.